First Guaranty Bancshares, Inc. 8-K

 Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

First Guaranty Bancshares, Inc.

First Guaranty Bancshares, Inc., a corporation organized and existing under the laws of the State of Louisiana (the “Company”), through its undersigned President, has prepared for filing these Articles of Amendment in accordance with the provisions of Sections 12:1-601 and 602 of the Louisiana Business Corporation Act thereof and Article III, Section 3 of the Restated Articles of Incorporation, as amended, and does hereby certify:

FIRST: This amendment was duly authorized and adopted by the Board of Directors of the Company at a meeting duly called and held on April 15, 2021, and in accordance with Article III, Section 3 of the Restated Articles of Incorporation of the Company, as amended to date, and Section 1-602(A) of the Louisiana Business Corporation Act, shareholder approval was not required.

SECOND: This amendment amends the Restated Articles of Incorporation of the Company to delete in its entirety the series of Senior Non-Cumulative Perpetual Preferred Stock, Series C, of the Company established the Articles of Amendment, dated September 19, 2011, of the Company.

THIRD: This amendment amends ARTICLE III of the Restated Articles of Incorporation of the Company to add a new Section 3A, which Section 3A reads in its entirety as follows:

“Section 3A. Series A Preferred Stock

Section	1. DEFINITIONS. When used in these Articles of Amendment, the following terms shall have the definitions set forth below:
(a)	“Articles of Amendment” means these Articles of Amendment to the Articles of Incorporation (as defined herein) relating to the Series A Preferred Stock.
(b)	“Articles of Incorporation” means the Restated Articles of Incorporation of the Company, as amended from time to time.
(c)	“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.
(d)	“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are generally required or authorized by law to be closed.
(e)	“Bylaws” means the Bylaws of the Company, as amended from time to time.
(f)	“Common Stock” means the common stock, par value $1.00 per share, of the Company.
(g)	“Company” means First Guaranty Bancshares, Inc., a Louisiana corporation.

(h)	“Dividend Payment Date” has the meaning set forth in Section 4(b) of these Articles of Amendment.
(i)	“Dividend Period” has the meaning set forth in Section 4(b) of these Articles of Amendment.
(j)	“Dividend Rate” has the meaning set forth in Section 4(b) of these Articles of Amendment.
(k)	“DTC” means The Depository Trust Company and its successors or assigns, acting as depositary.
(l)	“Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.
(m)	“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.
(n)	“Holder” means, with respect to any shares of Series A Preferred Stock, the Person in whose name such shares of Series A Preferred Stock are registered. including any depositary if any interests in the Series A Preferred Stock are held through depositary shares.
(o)	“Junior Stock” has the meaning set forth in Section 3 of these Articles of Amendment.
(p)	“Liquidation Amount” has the meaning set forth in Section 6(a) of these Articles of Amendment.
(q)	“Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, any vice president, the secretary or any assistant secretary of the Company.
(r)	“Original Issue Date” means the first date on which any share of Series A Preferred Stock is issued and outstanding.
(s)	“Parity Stock” has the meaning set forth in Section 3 of these Articles of Amendment.
(t)	“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or other entity.
(u)	“Preferred Stock” shall mean the authorized preferred stock, par value $1,000 per share, of the Company.
(v)	“Preferred Stock Directors” has the meaning set forth in Section 8(a) of these Articles of Amendment.
(w)	“Record Date” has the meaning set forth in Section 4(b) of these Articles of Amendment.

(x)	“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
(y)	“Regulatory Capital Treatment Event” means a good-faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the Original Issuance Date; (ii) any proposed change in those laws, rules or regulations that is announced after the Original Issuance Date; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the Original Issuance Date, there is more than an insubstantial risk that the Company will not be entitled to treat the full Liquidation Amounts of the shares of the Series A Preferred Stock then outstanding as “Additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy standards of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines, rules or regulations of the Federal Reserve or the capital adequacy guidelines, rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.
(z)	“Series A Preferred Stock” means a series of preferred stock titled the “6.75% Series A Fixed Rate Non-Cumulative Perpetual Preferred Stock” of the Company.
(aa)	“Transfer Agent” means Zions Bancorporation, National Association, acting as the transfer agent and the registrar for the Series A Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Company.
Section	2. DESIGNATION; NUMBER OF SHARES. There is hereby designated a series of Preferred Stock titled the “6.75% Series A Fixed Rate Non-Cumulative Perpetual Preferred Stock” of the Company, with the relative preferences, rights and limitations set forth herein. The number of authorized shares initially constituting the Series A Preferred Stock shall be 34,500. The designated number of shares of Series A Preferred Stock may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) from time to time by the Board of Directors. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series, and the aggregate number of shares of Preferred Stock designated as Series A Preferred Stock shall be reduced automatically by a corresponding amount.
Section	3. RANK. The Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of the Company, (1) senior to the Common Stock and to each class or series of the Company’s capital stock that the Company may issue on or after the Effective Date the terms of which do not expressly provide that it ranks on parity with or senior to the Series A Preferred Stock as to dividend and distribution rights and rights on liquidation, dissolution or winding-up of the Company (the “Junior Stock”); and (2) on parity with, or equally to, each class or series of the Company’s capital stock that the Company may issue on or after the Effective Date the terms of which expressly provide that such class or series ranks on parity with, or equally to, the Series A Preferred Stock as to dividend and distribution rights and rights on liquidation, dissolution or winding-up of the Company (collectively, the “Parity Stock”).

Section	4. DIVIDENDS.
(a)	From and after the Effective Date, Holders shall be entitled to receive, when, as and if authorized and declared by the Board of Directors, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(b) of these Articles of Amendment, and no more.
(b)	Subject to Section 4(a) of these Articles of Amendment, Holders shall be entitled to receive non-cumulative cash dividends at a rate equal to (i) 6.75% (the “Dividend Rate”) per annum on the Liquidation Amount for each share of the Series A Preferred Stock from the Original Issue Date for that share computed in accordance with Section 4(d) of these Articles of Amendment and payable quarterly in arrears on September 1,
December 1, March 1 and June 1 of each year, commencing on June 1, 2021 (each such date, subject to adjustment as provided below, a “Dividend Payment Date”). Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the 15th day of the month immediately preceding the month in which the relevant Dividend Payment Date occurs or such other date, not exceeding 30 days or less than 15 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period,” except that the initial Dividend Period for shares of Series A Preferred Stock issued on the Effective Date will commence on and include the Effective Date and will end on and exclude June 1, 2021.
(c)	If a day that would otherwise be a Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date but dividends on the Series A Preferred Stock for the applicable Dividend Period, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of the Series A Preferred Stock).
(d)	The amount of the dividend computed per share of Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 5 of these Articles of Amendment, unless the Company defaults in the payment of the redemption price for the shares of the Series A Preferred Stock called for redemption.

(e)	Dividends on the Series A Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Series A Preferred Stock for any Dividend Period or if the Board of Directors declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the applicable Dividend Period, and the Company will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any subsequent Dividend Period with respect to the Series A Preferred Stock or the Common Stock or any other class or series of the Company’s capital stock.
(f)	If full dividends on all outstanding shares of the Series A Preferred Stock for the most recently completed Dividend Period have not been declared and paid or set aside for payment, the Company shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Stock during the next succeeding Dividend Period, other than:
(i)	dividends payable solely in Junior Stock;
(ii)	redemptions, purchases or other acquisitions of Junior Stock in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;
(iii)	any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and
(iv)	conversions into or exchanges for other Junior Stock and cash solely in lieu of fractional shares of the Junior Stock.

If dividends for any Dividend Payment Date are not paid in full on the shares of the Series A Preferred Stock and there are issued and outstanding shares of Parity Stock for which such Dividend Payment Date is also a scheduled dividend payment date, then all dividends declared on shares of the Series A Preferred Stock and such Parity Stock on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Series A Preferred Stock and all such Parity Stock otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.

(g)	Payments of cash for dividends will be delivered to Holders or, if any interests in the Series A Preferred Stock are held through depositary shares, through the processes set by DTC.
(h)	Notwithstanding anything to the contrary contained herein, no dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid by the Company (i) if such dividend is restricted or prohibited by law, or (ii) if the Company has, with respect to payment of such dividend, not received any requisite regulatory approval.

Section	5. REDEMPTION.
(a)	The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions and Holders of Series A Preferred Stock (and, for the avoidance of doubt, holders of any depositary shares representing proportional interests in the Series A Preferred Stock) will have no right to require the redemption or repurchase of Series A Preferred Stock. Subject to Section 5(b) of these Articles of Amendment, the Series A Preferred Stock is not redeemable prior to April 22, 2026. On any Dividend Payment Date on or after that date, the Series A Preferred Stock will be redeemable at the option of the Company, in whole or in part, for cash at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
(b)	Notwithstanding the foregoing, at any time within 90 days following a Regulatory Capital Treatment Event, the Company, at its option, may redeem, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Redemption or repurchase of the Series A Preferred Stock is subject to receipt of prior approval of the Federal Reserve (or another successor bank regulatory authority that may become the Company’s appropriate federal banking agency as defined in 12 U.S.C. § 1813, as amended) and any other applicable banking regulators and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become the Company’s appropriate federal banking agency) applicable to redemption of the Series A Preferred Stock.
(c)	If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first-class mail to the Holders of the shares of Series A Preferred Stock to be redeemed, mailed at least 30 days and no more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing proportional interests in the Series A Preferred Stock are held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of Series A Preferred Stock held by a Holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such Holder; (iii) the redemption price; (iv) the place or places where the certificates representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been deposited in trust by the Company for the benefit of the Holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the Holders of such shares of Series A Preferred Stock will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Any notice of redemption, once given, shall be irrevocable.

(d)	In case of any redemption of only a portion of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Company may determine to be equitable and permitted by the rules of DTC and the Nasdaq Global Market (or the rules of any other stock exchange on which the Series A Preferred Stock or any related depositary shares are listed).
Section	6. LIQUIDATION.
(a)	In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series A Preferred Stock (the “Liquidation Amount”), plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, without accumulation of any undeclared dividends, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Stock. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Company.
(b)	In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Stock, Holders and the holders of such Parity Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
(c)	For purposes of Section 6 of these Articles of Amendment, the Company’s merger with or into any other entity, the merger of any other entity with or into the Company, the conversion of the Company into another entity or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.
Section	7. MATURITY. The Series A Preferred Stock shall be perpetual.
Section	8. VOTING RIGHTS. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise specifically required by the Louisiana Business Corporation Act.
(a)	Right to Elect Two Directors upon Nonpayment Events.
(i)	If and when the dividends on the Series A Preferred Stock or on any other class or series of Parity Stock that has voting rights equivalent to those of the Series A Preferred Stock, have not been declared and paid in full for at least six Dividend

Periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors will be automatically increased by two. In that case, Holders of Series A Preferred Stock and the holders of all other classes and series of Parity Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference (including, in the case of the Series A Preferred Stock, the aggregate Liquidation Amount) of the outstanding shares of such class or series, will be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the Holders of Series A Preferred Stock and holders of any Parity Stock for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Company to violate the applicable corporate governance requirement of the Nasdaq Global Market (or any other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors. Any Preferred Stock Director elected by the Holders of Series A Preferred Stock and the holders of any Parity Stock upon which like voting rights have been conferred may only be removed by a vote of the Holders of a majority of the Series A Preferred Stock then outstanding and all other classes and series of Parity Stock outstanding upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference (including, in the case of the Series A Preferred Stock, the aggregate Liquidation Amount) of the outstanding shares of such class or series.

(ii)	At any time after this voting power has vested as described above, the Company’s Secretary may, and upon the written request of holders of record (including, in the case of the Series A Preferred Stock, the Holders) of at least 20% of the outstanding shares of Series A Preferred Stock and such Parity Stock (addressed to the Corporate Secretary at the Company’s principal office) must, call a special meeting of the Holders of Series A Preferred Stock and holders of such Parity Stock for the election of the Preferred Stock Directors; provided, however, that if such request is received less than 90 calendar days prior to the date fixed for the next annual or special meeting of the shareholders of the Company, such election shall be held at such next annual or special meeting. Notice for a special meeting shall be given in a similar manner to that provided in the Bylaws for a special meeting of the shareholders, which the Company shall provide upon request, or as required by law. If the Company’s Corporate Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any Holder of shares of Series A Preferred Stock may (at the Company’s expense) call such meeting, upon notice as provided in the Articles of Incorporation and this Section 8 of these Articles of Amendment, and for that purpose will have access to the Company’s share transfer records. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Company’s shareholders unless such directorships have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of the shareholders and until his or her successor is duly elected and qualified upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the Holders of record of the outstanding shares of Series A Preferred Stock and holders of all Parity Stock, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)	Whenever full dividends have been paid or declared and set aside for payment on the Series A Preferred Stock and any non-cumulative Parity Stock for at least 12 consecutive months and all dividends on any cumulative Parity Stock have been paid in full, then the right of the Holders of Series A Preferred Stock and the holders of any Parity Stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods, but with the number of Dividend Periods in which dividends have not been declared and paid being deemed to have been reset to zero), the terms of office of all Preferred Stock Directors shall immediately terminate and the number of directors constituting the Board of Directors shall be automatically reduced accordingly.
(iv)	Except as otherwise expressly provided herein, the rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (which may include meetings for which the holders of any Parity Stock upon which like voting rights have been conferred may attend and vote)(including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents will be governed by any rules that the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.
(b)	Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by the Articles of Incorporation, the Bylaws or the Louisiana Business Corporation Act, the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and holders of any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference (including, in the case of the Series A Preferred Stock, the aggregate Liquidation Amount) of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)	Certain Amendments to the Articles of Incorporation. Any amendment of the Articles of Incorporation to authorize, create or designate, or increase the authorized or designated amount of, any shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or distribution of assets on the Company’s liquidation, dissolution or winding-up, as well as any amendment of the Articles of Incorporation that would alter or change the voting powers, limitations, preferences or relative rights of the Series A Preferred Stock so as to affect them adversely; provided that the amendment of the Articles of Incorporation so as to authorize, create or designate, or to increase the authorized or designated amount of, any shares of any class or series, or any securities convertible into, or exercisable or exchangeable for, shares of any class or series, of stock of the Company ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and in the distribution of assets on the Company’s liquidation, dissolution or winding-up, shall not be deemed to adversely affect or change the voting powers, limitations, preferences or relative rights of the Series A Preferred Stock; or
(ii)	Certain Mergers. Any merger of the Company with or into any entity other than a corporation (or comparable foreign entity), or any merger of the Company with or into any corporation (or comparable foreign entity) unless either (a) the Series A Preferred Stock remains outstanding following the transaction, or (b) the Holders of the Series A Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation (or comparable foreign entity) or a corporation (or comparable foreign entity) controlling such corporation (or comparable foreign entity), having voting powers, preferences and special rights that are substantially identical to those of the Series A Preferred Stock.
(c)	Sections 8(a) and (b) of these Articles of Amendment shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust by the Company for the benefit of Holders of Series A Preferred Stock to effect the redemption.
(d)	Except as expressly provided in this Section 8 of these Articles of Amendment, each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote, including any action by written consent. The Holders of the Series A Preferred Stock shall have exclusive voting rights on any amendment to these Articles of Amendment that would alter only the contract rights, as expressly set forth in these Articles of Amendment, of the Series A Preferred Stock, to the fullest extent permitted by the Louisiana Business Corporation Act.
Section	9. TRANSFER AGENT, REGISTRAR AND PAYING AGENT. The duly appointed Transfer Agent and Registrar for the Series A Preferred Stock shall initially be Zions Bancorporation, National Association, and the paying agent for the Series A Preferred Stock shall initially be Zions Bancorporation, National Association. The Company may, in its sole discretion, remove the Transfer Agent, Registrar, and paying agent; provided that the Company shall appoint a successor Transfer Agent, Registrar and paying agent who shall accept such appointment prior to the effectiveness of such removal.

Section	10. TITLE. The Company, Transfer Agent, Registrar and any paying agent shall be entitled to treat the Holder of any shares of Series A Preferred Stock as the absolute owner of those shares for the purpose of making payment and for all other purposes.
Section	11. NOTICES. All notices in respect of Series A Preferred Stock shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Company, to the principal executive office of the Company or to the Transfer Agent at its principal office in the United States of America, or other agent of the Company designated as permitted by these Articles of Amendment, or (ii) if to any Holder or any holder of shares of any other class or series of the Company’s capital stock, as the case may be, to such Holder or holder at the address of such Holder or holder as listed in the share transfer records of the Company (which may include the records of any Transfer Agent for the Series A Preferred Stock or such other class or series of capital stock, as the case may be), or (iii) to such other address as the Company or any such Holder or holder, as the case may be, shall have designated by notice similarly given.
Section	12. NO PREEMPTIVE RIGHTS. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section	13. NO OTHER RIGHTS. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.
Section	14. CERTIFICATES. The Company may at its option issue shares of Series A Preferred Stock without certificates. To the extent any certificates are issued with respect to shares of Series A Preferred Stock, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Registrar. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Registrar of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Registrar or the Company.
Section	15. CONVERSION. Holders of Series A Preferred Stock will have no right to exchange or convert such shares into any other securities of the Company.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Restated Articles of Incorporation of First Guaranty Bancshares, Inc. to be duly executed in its name and on its behalf on this 22nd day of April, 2021.

First Guaranty Bancshares, Inc.

By: /s/ Eric J. Dosch
Name:  Eric J. Dosch

Title:  Chief Financial Officer

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF Tangipahoa

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for said Parish and State, personally came and appeared Eric J. Dosch, to me known, who declared and acknowledged to me, Notary, and the undersigned competent witnesses that he is the Chief Financial Officer of First Guaranty Bancshares, Inc., that as such duly authorized officer, by and with the authority of the shareholders and Board of Directors of said corporation, he signed and executed the foregoing instrument, as the free and voluntary act and deed of said corporation, for and on behalf of said corporation and for the objects and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal and the said appearer and the said witnesses have hereunto affixed their signatures this 22nd day of April, 2021.

WITNESSES:

 /s/ Desiree Simmons

Print Name: Desiree Simmons

/s/ Eric J. Dosch

Eric J. Dosch

/s/ Richard Stark

Print Name: Richard Stark

/s/ Vanessa R. Drew

Notary Public

Print Name: Vanessa R. Drew

Notary ID #9690

My Commission Expires: with life